Exhibit 5.1

Genta Incorporated
200 Connell Drive
Berkeley Heights, New Jersey 07922

August 29, 2008

RE: Genta Incorporated, Registration Statement on Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Genta Incorporated, a Delaware corporation (the “Company”), in connection with the registration by the Company of $23,000,000 of shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the Registration Statement dated August 29, 2008 and the Prospectus thereto (the “Prospectus”) each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed, without independent investigation or verification, that (i) the issuance, sale, number or amount, as the case may be, and terms of the Shares that may be offered from time to time will be duly authorized and established, in accordance with the Certificate, the Bylaws and applicable Delaware law (each, a “Corporate Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject.

Based upon the foregoing, when (a) the Board has taken all necessary Corporate Action to authorize the issuance and the terms of the offering of the Shares and related matters, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board in accordance with the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement upon payment of the consideration therefor (not less than the par value of the Company Shares) provided for therein or (ii) upon the conversion, exchange or exercise of any other securities in accordance with their respective terms, the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement (which shall, in each case, provide for payment of consideration that shall be at least equal to the aggregate par value of such shares of the Common Stock), such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/  Morgan, Lewis & Bockius LLP